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                                                                       EXHIBIT 5

                           JONES, DAY REAVIS & POGUE
                           3500 ONE PEACHTREE CENTER
                              303 PEACHTREE STREET
                             ATLANTA, GEORGIA 30308




                               ___________, 1997


Nextel Communications, Inc.
1505 Farm Credit Drive
McLean, Virginia  22102

Gentlemen:

                 We have acted as counsel to Nextel Communications, Inc., a Delaware corporation (the "Company"), in connection with the registration of 1,580,650 shares of Common Stock, $.001 par value per share, of the Company (the "Shares"), to be issued by the Company pursuant to a Registration Statement on Form S-3 (File No. 333-_____) (the "Registration Statement"), filed with the Securities and Exchange Commission to which this opinion appears as Exhibit 5.

                 We have examined originals or certified or photostatic copies of such records of the Company, certificates of officers of the Company, and public officials and such other documents as we have deemed relevant or necessary as the basis of the opinion set forth below in this letter. In such examination, we have assumed the genuineness of all signatures, the conformity to original documents submitted as certified or photostatic copies, and the authenticity of originals of such latter documents. Based on the foregoing, we are of the following opinion:

        The Shares are duly authorized, validly issued, fully paid and nonassessable.

                 We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and the reference to this Firm under the heading "Certain Legal Matters" in the Prospectus constituting part of the Registration Statement.


                                                   Sincerely,





                                                   JONES, DAY, REAVIS & POGUE